EXHIBITS TO BE FILED BY EDGAR


Exhibits:

         D-1      -   Copy of  Securities  Certificate  filed by Penelec  with
                      the PaPUC with respect to the issuance of Subordinated
                      Debentures and Guaranties.

         D-2      -   Copy of Application under Section 1102(a)(4) of the Code
                      filed with the PaPUC.

         D-3      -   Copy of PaPUC Order registering Penelec's Securities
                      Certificate and approving the Application under Section
                      1102(a)(4) of the Code.

         F-l      -   Opinion of Berlack, Israels & Liberman LLP.

         F-2      -   Opinion  of  Ballard Spahr Andrews & Ingersoll, LLP.

         F-3      -   Opinion of Richards, Layton & Finger P.A.